EXHIBIT 4.02

SECOND AMENDED AND RESTATED
TERM A LOAN NOTE

$6,500,000	New York, New York
June 29, 2012

FOR VALUE RECEIVED, the undersigned, NAPCO SECURITY TECHNOLOGIES, INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay HSBC BANK USA NATIONAL ASSOCIATION or its registered assigns (the “Lender”) at the office of HSBC BANK USA, NATIONAL ASSOCIATION located at 452 Fifth Avenue, New York, New York 10018, in lawful money of the United States of America and in immediately available funds, on the Term A Loan Maturity Date the principal amount of (a) SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000) or, if less, (b) the aggregate unpaid principal amount of all Term A Loans made by the Lender to the Company pursuant to subsection 2.5(a) of the Credit Agreement, as hereinafter defined.  The Company further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsection 4.1 of such Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Term A Loan made by the Lender pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement shall not affect the obligations of the Company in respect of such Term A Loan.

This Note (a) is one of the Term A Loan Notes referred to in the Third Amended and Restated Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Loan Parties party thereto, the Lenders from time to time parties thereto, and HSBC Bank USA, National Association, as Administrative Agent and Collateral Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

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All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This Note (together with that certain Second Amended and Restated Term B Loan Note, dated the date hereof, issued by the Company in favor of Lender) consolidates, amends and restates in their entirety, and is used in substitution for but not in satisfaction of, (i) that certain Amended and Restated Term Loan Note dated October 28, 2010 in the original principal amount of $9,642,000 issued by the Company in favor of Lender and (ii) that certain Amended and Restated Term Loan Note dated October 28, 2010 in the original principal amount of $6,428,000 issued by the Company in favor of Capital One, N.A.

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THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

NAPCO SECURITY TECHNOLOGIES, INC.

By:	/s/KEVIN S. BUCHEL
Name:	KEVIN S. BUCHEL
Title:	SENIOR VICE PRESIDENT